Exhibit 1.2

Pricing Agreement

May 2, 2017

Barclays Capital Inc.

As representative of the several Underwriters

named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays PLC (the “Company”) proposes to issue US$2,000,000,000 aggregate principal amount of 4.836% Fixed Rate Subordinated Notes due 2028 (the “Notes”). Each of the Underwriters hereby undertakes to purchase at the subscription price set forth in Schedule II hereto, the amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Each of the provisions of the Underwriting Agreement—Standard Provisions, dated May 2, 2017 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Notes. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 4:30 PM New York time on May 2, 2017. Each “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as Exhibit A hereto.

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Company on the other.

[Signature Page Follows]

Very truly yours,

BARCLAYS PLC

/s/ Miray Muminoglu
Name:	Miray Muminoglu
Title:	Managing Director, Capital Markets Execution
Date:	May 2, 2017

Accepted as of the date hereof

at New York, New York

On behalf of itself and each of the other Underwriters

BARCLAYS CAPITAL INC.

/s/ Faizal Sayani
Name:	Faizal Sayani
Title: Date:	Managing Director May 2, 2017

[Signature Page to Debt Securities Pricing Agreement]

SCHEDULE I

Underwriters	Principal Amount of Notes
Barclays Capital Inc.	US$	1,640,000,000
ANZ Securities, Inc.	US$	20,000,000
Banco Santander, S.A.	US$	20,000,000
BBVA Securities Inc.	US$	20,000,000
BNY Mellon Capital Markets, LLC	US$	20,000,000
CIBC World Markets Corp.	US$	20,000,000
Commonwealth Bank of Australia	US$	20,000,000
Drexel Hamilton, LLC	US$	20,000,000
Mischler Financial Group, Inc.	US$	20,000,000
Natixis Securities Americas LLC	US$	20,000,000
Nomura Securities International, Inc.	US$	20,000,000
PNC Capital Markets LLC	US$	20,000,000
Scotia Capital (USA) Inc.	US$	20,000,000
SMBC Nikko Securities America, Inc.	US$	20,000,000
Standard Chartered Bank	US$	20,000,000
SunTrust Robinson Humphrey, Inc.	US$	20,000,000
Swedbank AB (publ)	US$	20,000,000
The Williams Capital Group, L.P.	US$	20,000,000
U.S. Bancorp Investments, Inc.	US$	20,000,000
Total	US$	2,000,000,000

SCHEDULE II

Title of Designated Securities:

US$2,000,000,000 4.836% Fixed Rate Subordinated Notes due 2028.

Price to Public:

100% of principal amount.

Subscription Price by Underwriters:

99.55% of principal amount.

Form of Designated Securities:

The Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company issued pursuant to the Dated Subordinated Debt Indenture to be dated on or about May 9, 2017 between Barclays PLC and The Bank of New York Mellon.

Securities Exchange, if any:

The New York Stock Exchange

Maturity Date:

The stated maturity of the principal of the Notes will be May 9, 2028.

Interest Rate:

Interest will accrue on the Notes from the date of their issuance. Interest will accrue on the Notes at a rate of 4.836% per year from and including the date of issuance.

Interest Payment Dates:

Interest will be payable semi-annually in arrear on May 9 and November 9 of each year, commencing on November 9, 2017.

Record Dates:

The Business Day immediately preceding each Interest Payment Date (or, if the Notes are held in definitive form, the 15th Business Day preceding each Interest Payment Date).

Sinking Fund Provisions:

No sinking fund provisions.

Optional Redemption:

The Notes are redeemable on May 7, 2027 as described under “Description of Subordinated Notes—Optional Redemption” in the Prospectus Supplement (as defined below).

Tax Redemption:

The Notes are also redeemable as described under “Description of Subordinated Notes—Tax Redemption” in the Prospectus Supplement.

Regulatory Event Redemption:

The Notes are also redeemable as described under “Description of Subordinated Notes—Regulatory Event Redemption” in the Prospectus Supplement.

Time of Delivery:

May 9, 2017 by 9:30 a.m. New York time.

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Company in same day funds.

Value Added Tax:

(a) If the Company is obliged to pay any sum to the Underwriters under this Agreement and any value added tax (“VAT”) is properly charged on such amount, the Company shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b) If the Company is obliged to pay a sum to the Underwriters under this Agreement for any fee, cost, charge or expense properly incurred under or in connection with this Agreement (the “Relevant Cost”) and no VAT is payable by the Company in respect of the Relevant Cost under paragraph (a) above, the Company shall pay to the Underwriters an amount which:

(i) if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are unable to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Company for any amount paid by the Company in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii) if for VAT purposes the Relevant Cost is a disbursement properly incurred by the Underwriters under or in connection with this Agreement as agent on behalf of the Company, is equal to any VAT paid on the Relevant Cost by the Underwriters provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Company.

Closing Location:

Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Capital Inc.

Address for Notices:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn: Syndicate Registration

Selling Restrictions:

Each Underwriter has represented, warranted and agreed with the Company that, in connection with the distribution of the Notes, directly or indirectly, it (1) has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (2) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Each Underwriter has represented, warranted and agreed that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Notes to the public in that Relevant Member State, other than, from and including the Relevant Implementation Date:

(i) Qualified investors: at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii) Fewer than 150 offerees: at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Underwriter or Underwriters nominated by the Company for any such offer; or

(iii) Other exempt offers: at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided, that no such offer of the Notes shall require any Underwriter or the Company to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member.

Each Underwriter has represented, warranted and agreed with the Company, with respect to sales of the Notes in Canada, that, directly or indirectly, it shall sell the Notes only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or section 73.3 of the Securities Act (Ontario) and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Other Terms and Conditions:

As set forth in the prospectus supplement dated May 2, 2017 relating to the Notes (the “Prospectus Supplement”), incorporating the Prospectus dated March 1, 2017 relating to the Notes.

SCHEDULE III

Issuer Free Writing Prospectus:

Final Term Sheet, dated May 2, 2017 attached hereto as Exhibit A.

EXHIBIT A

Final Term Sheet, dated May 2, 2017

US$2.0bn 4.836% Fixed Rate Subordinated Notes due 2028

Pricing Term Sheet

Issuer:	Barclays PLC (the “Issuer”)

Notes:	4.836% Fixed Rate Subordinated Notes due 2028 (the “Notes”)

Expected Issue Ratings[1]:	Baa3 (Moody’s) / BB+ (S&P) / A– (Fitch)

Status:	Dated Subordinated Debt / Unsecured / Tier 2

Legal Format:	SEC registered

Principal Amount:	USD 2,000,000,000

Trade Date:	May 2, 2017

Issue Date:	May 9, 2017

Maturity Date:	May 9, 2028

Coupon:	4.836%

Interest Payment Dates:	Semi-annually in arrear on May 9 and November 9 in each year, commencing on November 9, 2017 and ending on the Maturity Date

Coupon Calculation:	30/360, following, unadjusted

Business Days:	New York, London

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated May 2, 2017 (the “Prospectus Supplement”). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowedgement:	Yes. See section entitled “Description of Subordinated Notes—Agreement with Respect to the Exercise of U.K. Bail-in Power” in Prospectus Supplement.

Ranking:	The ranking of the Notes is described under “Description of Subordinated Notes–Ranking” in the Prospectus Supplement.

Optional Redemption:	The Notes are redeemable on May 7, 2027 as described under “Description of Subordinated Notes—Optional Redemption” in the Prospectus Supplement.

Regulatory Event Redemption:	The Notes are redeemable as described under “Description of Subordinated Notes—Regulatory Event Redemption” in the Prospectus Supplement.

Tax Redemption:	The Notes are also redeemable as described under “Description of Subordinated Notes—Tax Redemption” in the Prospectus Supplement.

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Benchmark Treasury:	T 2.250 02/15/27

Spread to Benchmark:	255bps

Reoffer Yield:	4.836%

Issue Price:	100%

Underwriting Discount:	0.45%

Net Proceeds:	USD 1,991,000,000

Sole Bookrunner:	Barclays Capital Inc.

Co-managers:	ANZ Securities, Inc.; Banco Santander, S.A.; BBVA Securities Inc.; BNY Mellon Capital Markets, LLC; CIBC World Markets Corp.; Commonwealth Bank of Australia; Drexel Hamilton, LLC; Mischler Financial Group, Inc.; Natixis Securities Americas LLC; Nomura Securities International, Inc.; PNC Capital Markets LLC; Scotia Capital (USA) Inc.; SMBC Nikko Securities America, Inc.; Standard Chartered Bank; SunTrust Robinson Humphrey, Inc.; Swedbank AB (publ); The Williams Capital Group, L.P.; U.S. Bancorp Investments, Inc.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page S-18 of the Prospectus Supplement.

Denominations:	USD 200,000 and integral multiples of USD 1,000 in excess thereof

ISIN/CUSIP:	US06738EAW57 / 06738E AW5

Settlement:	DTC; Book-entry; Transferable

Documentation:	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-216377) and to be issued pursuant to the Dated Subordinated Debt Securities Indenture, to be entered into on or about May 9, 2017, between the Issuer and The Bank of New York Mellon acting through its London Branch, as trustee (the “Trustee”).

Listing:	We will apply to list the Notes on the New York Stock Exchange

Governing Law:	New York law, except for subordination provisions and waiver of set-off provisions which will be governed by English law

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Prospectus Supplement

The Issuer has filed a registration statement (including a prospectus dated March 1, 2017 (the “Prospectus”) and the Prospectus Supplement) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Prospectus and the Prospectus Supplement for this offering in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Prospectus and the Prospectus Supplement from Barclays Capital Inc. by calling 1-888-603-5847.